EXHIBIT INDEX

Exhibit Number          Exhibit
--------------          -------

   99.1 Notice to Culp, Inc. Directors and Executive Officers, dated November 12, 2003

Exhibit 99.1
                                  MEMORANDUM



TO:            Members of the Board of Directors and Executive Officers of
               Culp, Inc.

FROM:          Robinson, Bradshaw & Hinson, P.A., Counsel to Culp, Inc.

DATE:          November 12, 2003

RE:            Notice of Blackout Period
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As a director  or  executive  officer of Culp,  Inc.,  you are  subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR. These laws prohibit certain trades during pension plan "blackout" periods.

1. This notice is to inform you that the Culp, Inc. Employees' Retirement Builder Plan, hereafter referred to as "The Culp Retirement Plan," will be changing investment options and recordkeeper providers. As a result of these changes, participants in the Culp Retirement Plan temporarily will be unable to make plan-related transactions or obtain distributions from the plan.

2. The class of equity securities subject to the blackout period is Culp, Inc. Common Stock.

3. During the blackout period, you are not permitted to purchase, sell or otherwise acquire or transfer Culp, Inc. Common Stock (or derivative securities of Culp, Inc. Common Stock), regardless of whether the transactions are inside the Culp Retirement Plan. The prohibition covers not just transactions directly by you, but also those done indirectly or through persons or entities through which you have a pecuniary interest in the securities (for example, trusts, family members, etc.).

4. The prohibition described in Paragraph 3, above, applies only to equity securities of Culp, Inc. (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the company. It is important to note that any such security that you sell or otherwise transfer during the blackout period will automatically be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

5. The blackout period for the plan is expected to begin on Thursday, December 11, 2003 and end during the week of January 26, 2004.

6. During these weeks, you can determine whether the blackout period has started or ended by calling the MFS Participant Services Center at 1-800-637-4962 on any business day from 8 a.m. to 9 p.m., Eastern time. For a period of two years after the end of the blackout period, you may obtain, without charge, the actual starting and ending dates of the blackout period by calling that same number or by contacting Human Resources at the number listed below.

If you have any questions concerning this notice, you should contact Teresa Huffman, Culp, Inc. Corporate Human Resources Department at 336-888-6281, 101 South Main Street, High Point, North Carolina 27260.